Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectuses of SeaSpine Holdings Corporation of our report dated March 1, 2019, relating to the consolidated financial statements, and the financial statement schedule of SeaSpine Holdings Corporation and its subsidiaries, appearing in the Annual Report on Form 10-K of SeaSpine Holdings Corporation and its subsidiaries for the year ended December 31, 2018.

We also consent to the reference to our firm under the heading “Experts” in such Prospectuses.

/s/ RSM US LLP
Los Angeles, California
March 1, 2019